Exhibit 99.1

Green Mountain Coffee Roasters, Inc. Reports Strong Growth for Fiscal 2008 Second Quarter

Sales of K-Cup portion packs and Keurig Single-Cup Brewers drive top line growth

Net income up 89% led by improved operating margin of 9.6%

WATERBURY, Vt.--(BUSINESS WIRE)--Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal 2008 second quarter results for the thirteen weeks ended March 29, 2008.

Net sales for the second quarter of fiscal 2008 were up 46% to $120.9 million as compared to $82.9 million reported in the second quarter of fiscal 2007. Driving this growth during the second quarter of fiscal 2008, approximately 193,000 Keurig brewers were shipped, up 130% from the 84,000 Keurig brewers shipped during the second quarter of fiscal 2007. The Green Mountain Coffee segment shipped over 155 million K-Cup portion packs, which was 68% more than the year-ago quarter.

Net income for the fiscal second quarter of 2008 was $6.0 million or $0.23 per diluted share, up 89% from $3.1 million or $0.13 per diluted share in the fiscal second quarter of 2007.

Excluding the impact of the non-cash amortization expense related to the Keurig intangibles of approximately $1.2 million (pre-tax) in each of the second quarters of fiscal 2008 and 2007, non-GAAP net income totaled $6.7 million in the second fiscal quarter of 2008 compared to non-GAAP net income of $3.8 million for the comparable year-ago period.

Net sales for the twenty-six weeks ended March 29, 2008 were up 49% to $247.3 million as compared to $166.2 million reported in the comparable year-ago period. Net income for the first two quarters of fiscal 2008 was $8.9 million or $0.35 per diluted share, up 59% from $5.6 million or $0.23 per diluted share in the first six months of fiscal 2007.

Lawrence J. Blanford, President and CEO, said, "It was, by all measures, an outstanding quarter for Green Mountain Coffee Roasters, driven by the success of the patented Keurig Single-Cup Brewing system. Our success is enhanced by our continued focus on exceeding customers’ and consumers’ expectations with our high quality products. Looking forward, we believe we are at the crest of a new wave in coffee making, with Keurig leading the introduction of single-cup brewing to coffee, tea and hot cocoa lovers. When combined with our high quality coffee, innovative technology, leadership in corporate social responsibility, and brand strength, the opportunity for long-term growth is exciting."

Fiscal 2008 Second Quarter Financial Review

Net Sales

  Net sales for the Green Mountain Coffee segment for the second quarter of fiscal 2008 were up 37% to $81.0 million, prior to the elimination of inter-company sales, as compared to $59.3 million reported in the second quarter of fiscal 2007. Dollar sales growth was strongest in the channels that benefit from sales of the Keurig Single-Cup Brewing system including office coffee service (OCS), reseller, and consumer direct channels. Coffee, tea and hot cocoa pounds shipped by channel are shown in the table accompanying this press release.
  Net sales for the Keurig segment (prior to the elimination of inter-company sales) included in the Company’s second quarter of fiscal 2008 were $60.7 million, up 89% from net sales of $32.1 million in the second fiscal quarter of 2007. This increase in sales was primarily due to higher K-Cup and brewer sales and royalty income from the sales of K-Cups. Further detail on shipments of Keurig brewers and K-Cups is provided in the chart accompanying this press release.
  As part of the consolidation, $9.5 million of inter-company Keurig segment sales and $11.4 million of inter-company Green Mountain Coffee segment sales were eliminated in the second quarter of fiscal 2008.
  Shipments of Fair Trade Certified™ and Fair Trade Certified organic lines, including Newman’s Own® Organics, were up 19% in the second quarter of fiscal 2008 as compared to the second quarter of fiscal 2007. Fair Trade Certified and Fair Trade Certified organic coffees now represent approximately 26% of the Company’s coffee pounds shipped.

Costs, Margins and Income

  Consolidated cost of sales increased to 63.0% of total net sales compared to 60.8% for the corresponding quarter last year. The increase over last year is primarily due to the significant increase in sales of Keurig At Home Single-Cup Brewers as a percentage of total net sales (which have lower gross margins than the Company’s other products). In addition, higher green coffee and other commodity costs, variations in sales mix, and higher manufacturing costs due to the continued capacity investment in our new Essex, Vermont packaging facility contributed to the increase in cost of sales as compared to the year ago second quarter.
  Selling, general and administrative (S,G&A) expenses improved as a percentage of net sales to 27.4% from 30.7% in the prior year quarter. This improvement in S,G&A margin was the result of leveraging selling and organizational resources on a higher sales base. This improvement was achieved even though the Company incurred approximately $1.0 million in litigation expenses related to the patent infringement suit filed against Kraft.
  Pre-tax non-cash stock compensation was $1,534,000 in the second fiscal quarter of 2008, up from $1,004,000 in the prior year period. The increase is primarily due to new grants issued in fiscal 2007.
  The Company’s operating income was $11.6 million in the second quarter of fiscal 2008, as compared to $7.1 million reported in the second quarter of fiscal 2007, and, improved as a percentage of net sales to 9.6% from 8.5%.

  Interest expense declined by $136,000 this past quarter to $1.5 million from $1.6 million in the prior year second quarter due primarily to lower interest rates.
  Income before taxes for the second quarter of fiscal 2008 was $10.0 million as compared to $5.5 million reported in the second quarter of fiscal 2007.
  The Company’s tax rate was 40.5% as compared to 42.5% in the prior year quarter.
  Net income for the second quarter of fiscal 2008 was $6.0 million or 4.9% of net sales as compared to $3.1 million or 3.8% of net sales in the corresponding quarter last year.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2008:

  Total consolidated net sales growth of 42% to 47% primarily due to anticipated strong sales of Keurig Single-Cup Brewers and K-Cups in the office coffee channel, consumer direct, reseller and supermarket channels.
  An operating margin in the range of 8.0% to 8.5%, including $4.8 million or $0.11 per diluted share for non-cash amortization expenses related to the identifiable intangibles.
  Interest expense of $6.0 million to $7.0 million.
  A tax rate of 40.4% as compared to 40.5% in fiscal 2007.
  Fully diluted GAAP earnings per share in the range of $0.73 to $0.78 per share including the non-cash amortization expenses related to the identifiable intangibles mentioned above. Excluding the impact of these non-cash amortization expenses, non-GAAP EPS in the range of $0.84 to $0.89 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2008 in the range of $37 to $41 million.
  Depreciation and amortization expenses in the range of $18.5 to $19.5 million including the $4.8 million for amortization of identifiable intangibles.

Company Estimates for Third Quarter Fiscal Year 2008:

  Total consolidated net sales growth of 42% to 47%.
  An operating margin in the range of 8.5% to 9.5% including non-cash amortization expenses for identifiable intangibles of approximately $1.2 million or $0.03 per share.
  Fully diluted GAAP earnings per share in the range of $0.19 to $0.22 per share, including the non-cash amortization expenses related to the identifiable intangibles that are estimated to reduce EPS by approximately $0.03 per share.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and information regarding non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today at 8:30 AM ET and will be available via live webcast on the Company’s website at www.GreenMountainCoffee.com and other major portals. The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 4469221 from 11:30 AM ET on May 1st through 11:30 AM ET on Monday, May 5th, 2008.

About Green Mountain Coffee Roasters, Inc.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees, innovative brewing technology and socially responsible business practices. GMCR manages its operations through two wholly owned business segments: Green Mountain Coffee and Keurig. Its Green Mountain Coffee division sells more than 100 high-quality coffee selections, including Fair Trade Certified™ organic coffees, under the Green Mountain Coffee® and Newman’s Own® Organics brands through its wholesale, direct mail and e-commerce operations (www.GreenMountainCoffee.com). Green Mountain Coffee also produces its coffee as well as hot cocoa and tea in K-Cup® portion packs for Keurig® Single-Cup Brewers. Keurig, Incorporated is a pioneer and leading manufacturer of gourmet single-cup coffee brewing systems for offices, homes and hotel rooms. Keurig markets its patented brewers and K-Cups® through office distributors, retail and direct channels (www.Keurig.com). K-Cups are produced by a variety of licensed roasters including Green Mountain Coffee. Green Mountain Coffee Roasters, Inc. has been recognized repeatedly by CRO Magazine, Forbes and SustainableBusiness.com as a good corporate citizen and an innovative, high-growth company.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the unknown impact of any price increases on net sales, the impact on retail sales of consumer sentiment regarding the health of the economy, the Company’s success in efficiently expanding operations and capacity to meet growth, business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, competition, the unknown impact of management changes, Keurig’s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee’s level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

GREEN MOUNTAIN COFFEE ROASTERS, INC. Unaudited Consolidated Statements of Operations (Dollars in thousands except per share data)

	Thirteen weeks ended 3/29/08	Thirteen weeks ended 3/31/07	Twenty-six weeks ended 3/29/08	Twenty-six weeks ended 3/31/07

Net sales	$120,877	$82,877	$247,322	$166,218
Cost of sales	76,164	50,393	159,320	102,049
Gross profit	44,713	32,484	88,002	64,169

Selling and operating expenses	21,841	17,935	48,875	37,207
General and administrative expenses	11,276	7,490	21,000	14,082
Operating income	11,596	7,059	18,127	12,880

Other income (expense)	(89)	37	(203)	75
Interest expense	(1,495)	(1,631)	(3,039)	(3,424)
Income before income taxes	10,012	5,465	14,885	9,531

Income tax expense	(4,055)	(2,320)	(6,003)	(3,944)
Net income	$5,957	$3,145	$8,882	$5,587
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Basic income per share:
Weighted average shares outstanding	23,856,362	23,182,638	23,737,160	23,068,506
Net income	$0.25	$0.14	$0.37	$0.24

Diluted income per share:
Weighted average shares outstanding	25,467,448	24,619,794	25,445,994	24,424,947
Net income	$0.23	$0.13	$0.35	$0.23

GREEN MOUNTAIN COFFEE ROASTERS, INC. Unaudited Consolidated Balance Sheets (Dollars in thousands)

	March 29, 2008	September 29, 2007

Assets
Current assets:
Cash and cash equivalents	$547	$2,818
Restricted cash and cash equivalents	90	354
Receivables, less allowances of $2,615 and $1,600 at March 29, 2008 and September 29, 2007, respectively	43,508	39,373
Inventories	50,410	38,909
Other current assets	3,955	2,811
Deferred income taxes, net	5,404	3,558
Total current assets	103,914	87,823

Fixed assets, net	75,021	65,692
Intangibles, net	31,802	34,208
Goodwill	73,840	73,840
Other long-term assets	3,579	2,964

Total assets	$288,156	$264,527
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Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$51	$63
Accounts payable	29,920	37,778
Accrued compensation costs	8,615	7,027
Accrued expenses	11,706	9,866
Income tax payable	2,319	1,443
Other short-term liabilities	2,749	871
Total current liabilities	55,360	57,048

Long-term debt	97,820	90,050
Deferred income taxes, net	19,564	18,330

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	-	-
Common stock, $0.10 par value: Authorized - 60,000,000 shares; Issued - 25,136,462 at March 29, 2008 and 24,697,008 shares at September 29, 2007, respectively	2,514	2,470
Additional paid-in capital	54,219	45,704
Retained earnings	67,863	58,981
Accumulated other comprehensive (loss)	(1,640)	(512)
ESOP unallocated shares, at cost - 23,284 shares	(208)	(208)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	115,412	99,099

Total liabilities and stockholders' equity	$288,156	$264,527
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GREEN MOUNTAIN COFFEE ROASTERS, INC. Total Coffee, Tea and Hot Cocoa Pounds Shipped by Green Mountain Coffee Segment (Unaudited Pounds in Thousands)

CHANNEL	Q2 – FY08 13 wks. ended 3/29/08	Q2 – FY07 13 wks. ended 3/31/07	Q2 Y/Y lb. Change	Q2 % Y/Y lb. Change	Q2 YTD 26 wks. ended 3/29/08	Q2YTD 26 wks. ended 3/31/07	Q2 YTD Y/Y lb. Change	Q2 YTD % Y/Y lb. Change
Supermarkets	1,600	1,535	65	4.2%	3,358	3,206	152	4.7%
Resellers	984	265	719	271.3%	1,481	524	957	182.6%
Convenience Stores	1,402	1,300	102	7.8%	2,902	2,766	136	4.9%
Office Coffee Srvs	2,387	2,025	362	17.9%	4,848	3,861	987	25.6%
Food Service	1,297	1,230	67	5.4%	2,721	2,576	145	5.6%
Consumer Direct	479	311	168	54.0%	960	622	338	54.3%
Totals	8,149	6,666	1,483	22.2%	16,270	13,555	2,715	20.0%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

Note: The Resellers channel includes shipments of Green Mountain Coffee segment manufactured products to Keurig Inc. and other resellers for sales to either the retail channel such as department stores or sales via internet websites.

Company-wide Keurig brewer and K-Cup portion pack shipments (Unaudited data and in thousands)

	Q2 13 wks ended 3/29/08	Q2 13 wks ended 3/31/07	Q2 Y/Y Increase	Q2 % Y/Y Increase	FY08 26 wks ended 3/29/08	FY07 26 wks ended 3/31/07	FY08 Y/Y Increase	FY08 % Y/Y Increase
At Home Brewers (Consumer)	171	70	101	144%	460	180	280	156%
Away from Home Brewers (Commercial)	22	14	8	57%	56	25	31	124%
Total Keurig brewers shipped (1)	193	84	109	130%	516	205	311	152%
Total K-Cups shipped(system-wide) (2)	266,694	166,315	100,379	60%	496,887	314,374	182,513	58%
Total K-Cups sold by GMC (3)	155,295	92,487	62,808	68%	285,773	173,997	111,776	64%

(1) Total Keurig brewers shipped means brewers shipped by Keurig to customers in the U.S./Canada. Cumulative brewers shipped life to date to customers in the U.S./Canada as of 3/29/08 is 1,468,000 units with 1,231,000 for At Home brewers and 237,000 for Away from Home brewers.

(2) Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the U.S./Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig. Cumulative K-Cups shipped life to date was 2.55 billion as of 3/29/08.

(3) Total K-Cups sold by the Green Mountain Coffee (GMC) segment are under the brands Green Mountain Coffee, Newman’s Own Organics coffee and Celestial Seasonings Teas.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Frances G. Rathke, 802-244-5621, x.2300
CFO